Exhibit 5.9

CONSENT OF J. HAWXBY

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ John Hawxby
By:	John Hawxby, Pr.Eng., MIET, MSAIEE, BSc.Eng
Title:	Former Senior Project Manager of GRD Minproc (Pty) Ltd.

Dated:	January 15, 2014